Exhibit - 99

For additional information, please contact:      Mr. C. R. Ofner
                                                 (713) 496-5000


February 15, 1994, Houston, Texas.......... Reading & Bates Corporation
(RB-NYSE) reported net income of $4.7 million ($.05 earnings per share after preferred stock dividends of $2.1 million) for the year ended December 31, 1993, compared with net income for the year ended
December 31, 1992 of $3.4 million ($.04 loss per share after $5.3 million of accretion in redemption price of redeemable stocks). Operating income for 1993 was $18.3 million on revenues of $183.8 million compared to an operating loss for 1992 of $7.2 million on revenues of $156.7 million.
The $25.5 million improvement in operating income is primarily attributable to increased revenues as a result of improved utilization of the drilling fleet. Utilization for the year ended December 31, 1993 was 85% compared to 72% for the year ended December 31, 1992. Results for the year ended December 31, 1992 included $6.8 million of non-recurring income due to a curtailment gain, which was the result of the Company modifying its postretirement benefits, and a tax refund which increased interest income by $10.6 million and decreased income tax expense by $1.9 million.

For the 4th quarter of 1993, the Company reported a net loss of $.5 million ($.03 loss per share after preferred stock dividends of $1.2 million) compared to a net loss of $4.6 million ($.10 loss per share after $.5 million of accretion in redemption price of redeemable stocks) for the 4th quarter of 1992. Operating income for the 4th quarter of 1993 was $2.4 million on revenues of $48.1 million compared to an operating loss for the 4th quarter of 1992 of $2.4 million on revenues of $36.9 million. The $4.8 million improvement in operating income is primarily attributable to increased revenues as a result of improved utilization of the drilling fleet. Utilization for the quarter ended December 31, 1993 was 86% compared to 63% for the quarter ended December 31, 1992.

The Company's Chairman and Chief Executive Officer, Paul B. Loyd, Jr., said that despite the substantial improvement in operating results for 1993 compared to 1992, current overall industry conditions continue to inhibit profitability expectations in the near term. However, over the longer term as supply and demand for the industry comes into better balance, the Company's quality fleet should permit a significant improvement in profitability. Additionally, the Company expects its continued involvement in floating production through the Amoco Liuhua project and other opportunities to contribute to future profitability.

Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.

                     (financial highlights to follow)
                                   # # #

                        READING & BATES CORPORATION
                             AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF OPERATIONS
                  (in thousands except per share amounts)
                                (unaudited)
                                    THREE MONTHS ENDED           YEAR ENDED
                                       DECEMBER 31,              DECEMBER 31,

                                   1993          1992           1993        1992
                                ---------      --------      ---------   ---------
OPERATING REVENUES              $  48,077      $ 36,908      $ 183,752   $ 156,659
                                ---------      --------      ---------   ---------
COSTS AND EXPENSES:
  Operating expenses               32,136        27,289        117,596     114,010
  Depreciation and amortization     7,687         8,080         29,758      32,978
  General and administrative        5,835         3,946         18,086      16,834
                                ---------      --------      ---------   ---------
                                   45,658        39,315        165,440     163,822
                                ---------      --------      ---------   ---------
OPERATING INCOME (LOSS)             2,419        (2,407)        18,312      (7,163)
                                ---------      --------      ---------   ---------
OTHER INCOME (EXPENSE):
  Interest expense                 (3,175)       (3,678)       (13,818)    (16,266)
  Interest income                     801           496          2,070      12,935
  Equity in earnings (losses)
   of unconsolidated investees        (27)          530           (224)        259
  Other, net                          (23)       (1,466)          (284)      4,976
                                ---------      --------       --------    --------
                                   (2,424)       (4,118)       (12,256)      1,904
                                ---------      --------       --------    --------
INCOME (LOSS) BEFORE INCOME TAXES
  AND MINORITY INTEREST                (5)       (6,525)         6,056      (5,259)

INCOME TAXES                        1,049           441          4,008         102
MINORITY INTEREST                     541         2,353          2,608       8,763
                                ---------      --------       --------    --------
NET INCOME (LOSS)                    (513)       (4,613)         4,656       3,402
DIVIDENDS ON PREFERRED STOCK        1,215             -          2,052           -
ACCRETION IN REDEMPTION PRICE
  OF REDEEMABLE STOCKS                  -           466              -       5,275
                                ---------      --------       --------    --------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS        $  (1,728)     $ (5,079)     $   2,604    $ (1,873)
                                =========      ========      =========    ========
NET INCOME (LOSS) PER COMMON
  SHARE                         $    (.03)     $   (.10)     $     .05    $   (.04)
                                =========      ========      =========    ========
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING     55,491        53,289         55,497      49,018
                                =========      ========      =========    ========

                          READING & BATES CORPORATION
                               AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                (in thousands)
                                  (unaudited)
                                              12/31/93      12/31/92
                                            ----------     ----------
ASSETS:
  Cash and cash equivalents                 $   80,385     $   53,122
  Other current assets                          53,967         48,051
  Net property and equipment                   474,662        501,392
  Investments and advances                         212            624
  Other assets                                   3,248         11,439
                                            ----------     ----------
TOTAL ASSETS                                $  612,474     $  614,628
                                            ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                       $   56,622     $   73,540
  Long-term obligations                         96,562        115,151
  Other noncurrent liabilities                  71,240         73,026
  Minority interest                             68,507        107,488
  Stockholders' equity                         319,543        245,423
                                            ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  612,474     $  614,628
                                            ==========     ==========